EXHIBIT 99.1

GOLDEN MATRIX OBTAINS EUROPEAN GAMING LICENSE

LAS VEGAS, December 28, 2020 – The board of directors of Golden Matrix Group Inc. (OTC: GMGI), a developer and licenser of social gaming platforms, systems and gaming content, today announced that, in a related party transaction, it had authorized the purchase of Global Technology Group (GTG), which holds a European Gaming Licence granted by the Alderney Gambling Control Commission (AGCC).

The Global Technology Group was owned solely by GMGI CEO, Brian Goodman; and, according to the board, Mr. Goodman agreed to sell GTG to GMGI for an amount less than the combined cost of the original setup fee and the license fees paid to date by Mr. Goodman, and includes the license fee to be paid for the entirety of calendar 2021.

The Alderney license is one of the world’s most recognized gaming licenses; and, as a result of this transaction, Golden Matrix will now have the opportunity to conduct its gaming business in certain jurisdictions in Europe, and at the same time facilitate the process of acquiring additional licenses in other jurisdictions.

“I am pleased with the board’s interest and decision to acquire this valuable asset,” said Mr. Goodman. “It will be instrumental in expanding the Golden Matrix brand beyond the APAC region and help to accelerate our expansion into global markets. We believe that 2021 is going to be a significant year for both top-line and bottom-line growth.”

About Golden Matrix

Golden Matrix Group, based in Las Vegas NV, is an established gaming technology company that develops and owns online gaming IP and builds configurable and scalable white-label social gaming platforms for its international customers, located primarily in the Asia Pacific region. The gaming IP includes tools for marketing, acquisition, retention and monetization of users. The company's platform can be accessed through both desktop and mobile applications.

Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company's business and finances in general, including the ability to continue and manage its growth, competition, global economic conditions and other factors discussed in detail in the Company's periodic filings with the Security and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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Golden Matrix Group

Contact: Scott Yan

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www.goldenmatrix.com